UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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THE BUCKLE, INC.
(Name of Registrant as Specified In Its Charter)

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THE BUCKLE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 2, 2025

To Our Stockholders:

The Annual Meeting of Stockholders (the "Meeting") of The Buckle, Inc. (the "Company") will be held at the Company's corporate office located at 2407 West 24th Street, Kearney, Nebraska, on Monday, June 2, 2025, at 10:00 A.M. for the following purposes:

1.To elect a Board of Directors. The Board of Directors intends to nominate the following thirteen persons, each of whom currently serves as a Board member: Daniel J. Hirschfeld, Dennis H. Nelson, Thomas B. Heacock, Kari G. Smith, Hank M. Bounds, Bill L. Fairfield, Bruce L. Hoberman, Michael E. Huss, Shruti S. Joshi, Angie J. Klein, John P. Peetz, III, Karen B. Rhoads, and James E. Shada.
2.To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the Company for the fiscal year ending January 31, 2026.
3.To transact such other business as may properly come before the Meeting and any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 28, 2025, are entitled to notice of and to vote at the Meeting and at any and all adjournments or postponements thereof.

A copy of the Company's annual report is being provided with this notice and the accompanying proxy statement to stockholders entitled to notice of the Meeting.

By Order of the Board of Directors,
Brady M. Fritz, Secretary

April 23, 2025

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on June 2, 2025: The Proxy Statement and the Annual Report to Stockholders are available at www.proxyvote.com.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE, SIGN, AND RETURN THE
ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

THE BUCKLE, INC.
2407 West 24th Street
Kearney, NE 68845

PROXY STATEMENT FOR THE ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD JUNE 2, 2025

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of The Buckle, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held June 2, 2025, or at any adjournments of said Meeting. The enclosed form of proxy, if executed, may nevertheless be revoked at any time insofar as it has not been exercised. When such proxy is properly executed and returned, the shares it represents will be voted at the Meeting in accordance with any directions given; or if no direction is indicated, it will be voted in favor of the proposals set forth in the notice attached hereto.

The Company will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners of stock. In addition to the use of mail, proxies may be solicited by personal interview, by internet, or by telephone. Copies of the proxy statement and proxy form will be first provided to stockholders on April 23, 2025.

VOTING INFORMATION

As of March 28, 2025, the Company had outstanding 51,159,076 shares of Common Stock. Only stockholders of record on March 28, 2025, will be entitled to vote at the Meeting. A holder of Common Stock is entitled to cumulate his or her votes in the election of Directors and may give one or more candidates as many votes as the number of Directors to be elected multiplied by the total number of shares owned by such stockholder. Under Nebraska law, there are no conditions precedent to the exercise of cumulative voting rights. On all other matters which may come before the Meeting, each holder of Common Stock will be entitled to one vote for each share owned.

Votes cast by proxy or in person at the Meeting will be tabulated by the election inspector appointed for the Meeting and will determine whether or not a quorum is present. Both abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present.

BENEFICIAL OWNERSHIP OF COMMON STOCK

As of March 28, 2025, the Company's Common Stock was held of record by 450 stockholders. The following table sets forth certain information concerning the beneficial ownership of Common Stock by each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock, by each Director, by each Named Executive Officer, nominee for Director, and all executive officers and Directors as a group, as of March 28, 2025:

	Shares of Common Stock
Name of Beneficial Owner	Total Beneficial Ownership		Percent

5% Stockholders
BlackRock, Inc. (1)	4,799,160		9.5%
The Vanguard Group (2)	3,953,827		7.8%

Directors, Nominees, and Named Executive Officers
Daniel J. Hirschfeld	16,200,000		31.7%
Dennis H. Nelson	2,174,027	(3)	4.2%
Thomas B. Heacock	507,896		1.0%
Kari G. Smith	223,814		*
Hank M. Bounds	17,250		*
Bill L. Fairfield	53,208		*
Bruce L. Hoberman	43,880		*
Michael E. Huss	32,562		*
Shruti S. Joshi	8,250		*
Angie J. Klein	15,000		*
John P. Peetz, III	25,123		*
Karen B. Rhoads	220,463		*
James E. Shada	99,039		*
Brett P. Milkie	145,250		*
Michelle M. Hoffman	114,573	(3)	*

All executive officers and Directors as a group (16)	19,959,335	(3)	39.0%

*     Less than 1%

(1)Shares owned by BlackRock, Inc. are those reported in its most recent Form 13F-HR, as filed with the SEC on February 7, 2025. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(2)Shares owned by The Vanguard Group are those reported in its most recent Form 13F-HR, as filed with the SEC on February 11, 2025. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(3)These amounts include shares owned within the respective officer's 401(k) accounts for which the voting power is held by Principal Financial Group. Share amounts include Dennis H. Nelson with 14,417, Michelle M. Hoffman with 18,691, and all executive officers and Directors as a group with 33,108.

Proposal 1

ELECTION OF DIRECTORS

Directors will be elected at the June 2, 2025 Meeting to serve until the next Meeting and until their successors are elected and qualified. The Board recommends the election of the thirteen nominees listed below. In the absence of instructions to the contrary, shares represented by proxy will be voted for the election of all such nominees to the Board. The Board has no reason to believe that any of these nominees will be unable to serve. However, if any nominee should for any reason be unavailable to serve, the proxies will be voted for the election of such other person to the office of Director as the Board may recommend in place of such nominee. Set forth below is certain information concerning the nominees, which is based on data furnished by them.

Daniel J. Hirschfeld, age 83. Mr. Hirschfeld is Chairman of the Board of the Company. He has served as Chairman since April 19, 1991. Prior to that time, Mr. Hirschfeld served as President and Chief Executive Officer. Mr. Hirschfeld has been involved in all aspects of the Company's business, including the development of the Company's management information systems. The Board believes that Mr. Hirschfeld’s knowledge of Company operations, based upon his longstanding experience with the Company as its founder, allows him to provide strategic guidance and unique insights into the Company’s challenges and opportunities.

Dennis H. Nelson, age 75. Mr. Nelson is President and Chief Executive Officer and a Director of the Company. He has served as President and a Director since April 19, 1991. Mr. Nelson was elected as Chief Executive Officer by the Board on March 17, 1997. Mr. Nelson began his career with the Company in 1970 as a part-time salesperson while he was attending Kearney State College (now the University of Nebraska-Kearney). While attending college, he became involved in merchandising and sales supervision for the Company. Upon graduation from college in 1973, Mr. Nelson became a full-time employee of the Company and he has worked in all phases of the Company's operations since that date. Prior to his election as President and Chief Operating Officer on April 19, 1991, Mr. Nelson performed all of the functions normally associated with those positions. The Board believes that Mr. Nelson’s experience with the Company for over fifty years and his day-to-day leadership of the Company as Chief Executive Officer allows him to provide valuable guidance from his intimate knowledge of the Company’s operations and the markets in which the Company operates.

Thomas B. Heacock, age 47. Mr. Heacock is Senior Vice President of Finance, Treasurer, Chief Financial Officer, and a Director of the Company. He was elected a Director on December 4, 2017. Mr. Heacock was appointed Senior Vice President of Finance, Treasurer, and Chief Financial Officer effective February 4, 2018, after having served as Vice President of Finance, Treasurer, and Chief Financial Officer upon his appointment as Chief Financial Officer on July 20, 2017. He has been employed by the Company since October 2003 and served as Vice President of Finance, Treasurer, and Corporate Controller prior to his appointment as Chief Financial Officer. Prior to joining the Company, he was employed by Ernst & Young, LLP. Mr. Heacock is the son-in-law of Dennis H. Nelson, who serves as President and Chief Executive Officer and a Director of the Company. The Board believes that Mr. Heacock's experience in public accounting, along with his knowledge of the Company's financial and operating results, allows him to provide the Board with valuable knowledge and insight.

Kari G. Smith, age 61. Ms. Smith is Executive Vice President of Stores and a Director of the Company. She was elected a Director effective February 4, 2018, and was appointed Executive Vice President of Stores on February 13, 2014, after having served as Vice President of Sales since May 2001. Ms. Smith joined the Company in May 1978 as a part-time salesperson. Later she became store manager in Great Bend, Kansas, and then began working with other stores as an area manager. Ms. Smith has continued to develop her involvement with the sales management team, helping with manager meetings and the development of new store managers, as well as providing support for store managers, area managers, and district managers. The Board believes that Ms. Smith's longstanding experience and her leadership of the Company's store teams and teammates provide the Board with valuable insights into current trends impacting the Company.

Hank M. Bounds, age 57. Mr. Bounds has been a Director of the Company since September 17, 2018. Since August 2019, he has been an educational consultant and executive leadership coach and is President Emeritus of the University of Nebraska. Prior to that time, Mr. Bounds served as the President of the University of Nebraska from April 2015 until August 2019. Mr. Bounds began his career as a high school teacher, then rose to principal, superintendent, and state superintendent before becoming Mississippi’s commissioner of higher education in 2009, a position he held until his appointment as the seventh President of the University of Nebraska in 2015. The Board believes that Mr. Bounds's current and previous experiences, including leadership for a university that enrolled nearly 53,000 students and employed over 14,000 faculty and staff, provide him with valuable insight into many aspects of the Company's financial and administrative operations.

Bill L. Fairfield, age 78. Mr. Fairfield has served as a Director of the Company since May 30, 1996. From 2016 to present, Mr. Fairfield and his family have owned and operated Dundee Granite, LLC, a fabricator of natural stone products for residential and commercial use. Prior to such time, Mr. Fairfield was the Chief Executive Officer of infoGROUP Inc. ("infoGROUP") from August 2008 to July 2010, a Director of infoGROUP from November 2005 to July 2010, and the Chairman of the infoGROUP Board of Directors from July 2008 to August 2008. In 2003 and 2004, Mr. Fairfield was Executive Vice President of Sitel Corporation, and from 1991 until 2000, Mr. Fairfield was President and Chief Executive Officer of Inacom Corp., a technology management services company. Prior to 1991, Mr. Fairfield was Chief Executive Officer of Valcom, the predecessor company to Inacom Corp. The Board believes that Mr. Fairfield’s business experience related to technology and his former role as Chief Executive Officer of infoGROUP allows him to provide insight in technology, auditing, and financial matters.

Bruce L. Hoberman, age 78. Mr. Hoberman has served as a Director of the Company since June 2, 2000. From 2003 to February 2020, he served as the Chairman of the Board of Proxibid, Inc., an internet auction service provider ("Proxibid"). He also served as President and Chief Executive Officer of Proxibid starting in 2003, stepping down from his President role in 2010, and later retiring from his CEO position in September 2012. Mr. Hoberman was Founder and President of Homer’s, Inc., a music retail chain and distribution company based in Omaha, Nebraska, from 1971 to 1993. The Board believes that Mr. Hoberman’s experience with a music retail chain and his experience and involvement with Proxibid allows him to provide insight in retail, technology, and financial matters.

Michael E. Huss, age 70. Mr. Huss has served as a Director of the Company since May 29, 2009. In 2016, Mr. Huss retired from his positions as General Counsel for Mutual of Omaha Bank and Deputy General Counsel and Corporate Secretary for the Mutual of Omaha Companies. Mr. Huss first joined Mutual of Omaha in 1993, holding various positions throughout his career. Prior to joining the Mutual of Omaha Companies, Mr. Huss practiced law as a partner at the Kutak Rock law firm in Omaha, Nebraska, and was a certified public accountant in San Diego, California. The Board believes that Mr. Huss’s experience as General Counsel for Mutual of Omaha Bank, Deputy General Counsel and Corporate Secretary for Mutual of Omaha Companies, coupled with his prior experience as a certified public accountant, allows him to provide insight in accounting, audit, compliance, and financial matters. From his years of experience in accounting and law, he has knowledge and understanding of generally accepted accounting principles and auditing standards and how they should be applied to financial reporting systems. In addition, Mr. Huss holds a CERT Certificate in Cybsersecurity Oversight from the CERT Division of the Software Engineering Institute at Carnegie Mellon University, which he earned in January 2024. Mr. Huss currently serves as Chair of the Audit Committee and meets the SEC definition of an audit committee financial expert.

Shruti S. Joshi, age 46. Ms. Joshi has been a Director of the Company since December 5, 2022. Ms. Joshi currently serves as President and Chief Operating Officer for Facet, a position she has held since August 2021. In this role, she is responsible for continuing Facet’s growth by overseeing its overall go-to market strategy, defining and leading its unique end-to-end client experience, and helping to define new revenue stream opportunities. Prior to joining Facet, Ms. Joshi was an equity partner at Altman Vilandrie & Company, now Altman Solon, where she built and ran the firm’s Marketing ROI Practice. Prior to that, she was an executive at Verizon Communications, where she led new acquisition growth for consumer FiOS and core network products. The Board believes that Ms. Joshi’s experience as President and Chief Operating Officer for Facet allows her to provide insight with respect to marketing and financial matters.

Angie J. Klein, age 47. Ms. Klein has been a Director of the Company since December 2, 2019. Ms. Klein currently serves as Senior Vice President of Consumer Growth Marketing and as Chief Content Officer for Verizon, the largest consumer wireless provider in the US with more than $100 billion in annual revenue. She has held this role since January 2024. Most recently, she was the President of Verizon Value, where she led an extensive portfolio of prepaid brands including StraightTalk, Total Wireless, Visible, Safelink, and Tracfone. Previously, Ms. Klein served as Senior Vice President of Consumer Segment Marketing for Verizon, and in numerous other Vice President roles for the telecom company across marketing, product development, and operations since 2012. Klein has a proven track record of driving growth, disruption, and innovation at Verizon, where she has been employed since July 2001. A native Nebraskan, Ms. Klein is a graduate of the University of Nebraska-Lincoln. The Board believes that Ms. Klein's executive leadership experience at Verizon allows her to provide insight in retail and consumer marketing matters.

John P. Peetz, III, age 75. Mr. Peetz has served as a Director of the Company since June 2, 2006. Mr. Peetz currently serves in an of counsel role for Peetz & Company, a Lincoln, Nebraska, based company providing strategic counsel in government and corporate affairs. Mr. Peetz previously served as Executive Vice President for Crete Carrier Corporation, one of the largest privately held trucking companies in the United States, located in Lincoln, Nebraska. He held this position from 1991 to May 2010 and held other positions with that organization prior to that date. He also previously served as President of Shaffer Trucking, the refrigerated carrier division of Crete Carrier, until his retirement from the company in December 2014. Mr. Peetz practiced law in Sidney, Nebraska, with the firm of Peetz, Peetz & Sonntag prior to joining Crete Carrier Corporation and its affiliated companies in 1988 as General Counsel. The Board believes that Mr. Peetz’s experience as Executive Vice President of Crete Carrier Corporation and as President of its Shaffer Trucking division allows him to provide insight with respect to distribution and financial matters.

Karen B. Rhoads, age 66. Ms. Rhoads has been a Director of the Company since April 19, 1991, and previously served as Senior Vice President of Finance and Chief Financial Officer of the Company. Ms. Rhoads retired from the Company effective February 3, 2018, after having stepped down as Senior Vice President of Finance and Chief Financial Officer effective July 20, 2017. Ms. Rhoads began working for the Company in the corporate office in November 1980 (while attending college) and later worked part-time on the sales floor. Ms. Rhoads practiced as a CPA for 6 1/2 years, during which time she began working on tax and accounting matters for the Company as a client, before returning to work full-time for the Company in November 1987. The Board believes that Ms. Rhoads’s experience in public accounting, coupled with her longstanding experience with the Company, allows her to provide valuable insight into the Company’s financial operations.

James E. Shada, age 69. Mr. Shada has been a Director of the Company since March 11, 2002. Mr. Shada previously served as Vice President of Sales and Executive Vice President of Sales since April 19, 1991. Effective March 27, 2009, Mr. Shada retired from the Company, after stepping down from his executive position on June 30, 2008. Mr. Shada began his career with the Company in November 1978 as a part-time salesperson while attending Kearney State College (now the University of Nebraska-Kearney). He later served as a store manager for the Company before returning to the corporate office in 1985 as the Company's sales manager. He was also involved in site selection and the development and education of personnel as store managers and as area and district managers. The Board believes that Mr. Shada’s prior experience with the Company as Executive Vice President of Sales allows him to provide special insights on the Company’s sales operations.

Directors will be elected under this proposal when they receive a plurality of affirmative votes cast by holders of the outstanding shares of Common Stock voting together as a single class at the Meeting. This means the thirteen nominees receiving the highest number of votes at the Meeting, after taking into account any cumulative voting, will be elected. Abstentions and broker-non votes will not impact the election of Directors.

CORPORATE GOVERNANCE

The Board has developed corporate governance practices to help it fulfill its responsibility to stockholders to oversee the work of management in the conduct of the Company’s business and to seek to serve the long-term interests of stockholders. The Company’s corporate governance practices are documented in the Corporate Governance Guidelines and in the charters of the Audit Committee, Compensation Committee, and Nominating, Governance, and Corporate Social Responsibility Committee of the Board, all of which are available for viewing on the Company's website. These materials are periodically reviewed and updated as necessary to reflect changes in regulatory requirements and enhancements to oversight practices.

Chairman and Chief Executive Officer

The Company does not have a formal policy regarding the separation of its Chairman and Chief Executive Officer positions. Currently, the role of Chairman and that of Chief Executive Officer are held separately. Daniel J. Hirschfeld serves as Chairman while Dennis H. Nelson serves as President and Chief Executive Officer. The Board believes that the Company’s current leadership structure is appropriate and achieves important objectives for the Company. Mr. Nelson is positioned to fully focus his energies on implementing the Company’s business strategy and administering its day-to-day affairs. Mr. Hirschfeld is positioned to draw on his relationships with existing Board members and his experience as a past President and Chief Executive Officer of the Company to effectively discharge the duties of Chairman, while also serving as a resource to Mr. Nelson. Further, Mr. Hirschfeld remains the Company’s largest stockholder and, as Chairman, is in a position to promote the interests of all stockholders.

Risk Oversight

The Company’s Board oversees risk management with a focus on the Company’s primary areas of risk: risk related to the Company’s business strategy, financial risk, legal/compliance risk, and operational risk. The President and Chief Executive Officer and each of the Company’s other executive officers are responsible for managing risk in their respective areas of authority and expertise, identifying key risks to the Board, and explaining to the Board how those risks are being addressed.

The Board regularly receives reports from Company executives with respect to their areas of managerial responsibility. These reports include information concerning risks and risk mitigation strategies. For example, the Board receives quarterly reports from certain members of management regarding areas of operational risk. In addition, the Board evaluates risk related to business strategies and transactions.

The standing committees of the Board also have responsibility for risk oversight. The Audit Committee focuses on financial risk, including fraud risk and risks relating to internal controls over financial reporting. It receives an annual risk assessment report from the Company’s internal auditors, as well as financial risk assessment information in connection with particular events or transactions. In addition, the Audit Committee regularly receives reports regarding information reported through the Company’s “whistleblower hotline.” Since 2022, the Audit Committee has received written and oral reports at its regular meetings from the Company's Vice President of Information Security on topics such as business continuity, disaster recovery and preparedness, and cyber risk mitigation. The Nominating, Governance, and Corporate Social Responsibility Committee assists the Board in fulfilling its oversight responsibility with respect to regulatory compliance and receives regular reports from the Company’s General Counsel. As discussed below, the Compensation Committee addresses risks relating to the Company’s executive compensation strategies and the consideration and adoption of related compensation governance policies. The Board receives regular reports from the chairs of the committees and receives reports and other meeting materials provided to each of the committees.

Compensation Risk Assessment

In setting executive compensation each fiscal year, the Compensation Committee considers the risks to the Company’s stockholders and to the achievement of Company goals that may be inherent in the compensation program. Although a significant portion of compensation for the Company’s executives is performance based and “at-risk,” the Compensation Committee believes the Company’s executive compensation plans are appropriately structured and do not pose a material risk to the Company. Specifically, performance based compensation for management is tied to Pre-Bonus Net Income as the key performance metric, with higher levels of Pre-Bonus Net Income resulting in higher performance based compensation. Because higher levels of Pre-Bonus Net Income ultimately contribute to higher net income and earnings per share, the Committee believes that the Company's executive compensation plans align management’s focus with that of the Company’s stockholders without creating incentives that are reasonably likely to have a material adverse effect on the Company. Incentive compensation for non-executive employees, including store managers and other members of the store leadership team, is similarly tied to measures that align the employees’ focus with that of the Company’s stockholders.

Board Committee Charters

The Board has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating, Governance, and Corporate Social Responsibility Committee. Except for the Executive Committee, whose members are all executive officers of the Company, all committee members meet the independence requirements of the United States Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”). The charters of the three committees listed in the table herein are available on the Company’s website at www.buckle.com and upon written request to: Corporate Secretary, The Buckle, Inc., P.O. Box 1480, Kearney, Nebraska 68848. Current committee members are as listed:

Name	Audit Committee	Compensation Committee	Nominating, Governance, and Corporate Social Responsibility Committee

Hank M. Bounds	X	X
Bill L. Fairfield	X	X
Bruce L. Hoberman		X	X
Michael E. Huss	Chair
Shruti S. Joshi	X		X
Angie J. Klein			Chair
John P. Peetz, III		Chair
James E. Shada	X		X

As of the date of this proxy statement, Karen B. Rhoads also meets the independence requirements of the SEC and NYSE and is eligible to serve on any of the three foregoing committees pursuant to the Company's Corporate Governance Guidelines.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to assist in the exercise of its responsibilities. These Guidelines are available free of charge on the Company's website at www.buckle.com or upon written request to: Corporate Secretary, The Buckle, Inc., P.O. Box 1480, Kearney, NE 68848.

Code of Ethics

The Company has an Amended and Restated Code of Business Conduct and Ethics (the "Code of Ethics") that applies to all employees, including the Chief Executive Officer and the Chief Financial Officer, as well as all members of the Board. The Code of Ethics is available free of charge on the Company's website at www.buckle.com or upon written request to: Corporate Secretary, The Buckle, Inc., P.O. Box 1480, Kearney, NE 68848.

The Company intends to satisfy its disclosure obligations under applicable rules of the SEC regarding an amendment to or waiver from a provision of the Company's Code of Ethics that applies to the Company's Chief Executive Officer or its Chief Financial Officer by posting such information on its internet website.

Independence

The Company’s Corporate Governance Guidelines require that a majority of the Board consists of Directors who qualify as independent under NYSE Listing Standards. As of the date of this proxy statement, the Board has determined that all non-employee Directors of the Company (a Director of the Company who is not an officer or employee of the Company) are independent under NYSE Listing Standards. In addition, all committee members, other than the Executive Committee members, meet the applicable independence requirements of the NYSE Listing Standards. The names of the independent Directors are: Hank M. Bounds, Bill L. Fairfield, Bruce L. Hoberman, Michael E. Huss, Shruti S. Joshi, Angie J. Klein, John P. Peetz, III, Karen B. Rhoads, and James E. Shada.

Executive Sessions of Non-Employee Directors

The Company's non-employee Directors meet separately in executive session without employee Directors or representatives of management following each regularly scheduled quarterly meeting of the Board. The Chair of these executive sessions is rotated among the non-employee Directors alphabetically.

Stockholder Communication with the Board of Directors

Stockholders or other interested parties may contact an individual Director, the Board as a group, or the non-employee Directors as a group, by writing to: Board of Directors or Directors, c/o Corporate Secretary, The Buckle, Inc., P.O. Box 1480, Kearney, NE 68848. The communication should specify the applicable addressee(s) to be contacted as well as the address and telephone number of the person submitting the communication. The Board has instructed the Corporate Secretary to review all communications to the Board and to only distribute if appropriate to the duties and responsibilities of the Board. The Board has instructed the Corporate Secretary to not forward communications determined to be primarily commercial in nature, that relate to an improper or irrelevant topic, or that request general information about the Company. Communications regarding accounting, internal accounting controls, or auditing matters may also be reported to the Company's Board using the above address or through The Buckle Ethics Hotline. Information about how to contact The Buckle Ethics Hotline is available on the Company's website at www.buckle.com and in the Company's Code of Ethics.

Company Website

Information on the Company's website is not incorporated by reference into this proxy statement.

Meetings and Committees of the Board

During fiscal 2024, four meetings of the Board, more than twelve meetings of the Executive Committee, five meetings of the Compensation Committee, four meetings of the Nominating, Governance, and Corporate Social Responsibility Committee, and five meetings of the Audit Committee were held. No Director was absent from more than twenty-five percent of the aggregate of: (i) the total number of meetings of the Board and (ii) the total number of meetings held by all committees on which he or she served. The Company has the following standing committees:

Executive Committee. The Executive Committee has the power and authority of the Board to manage the affairs of the Company between meetings of the Board. The Executive Committee establishes compensation for all non-executive officer employees of the Company. The Executive Committee also regularly reviews significant corporate matters and recommends action as appropriate to the Board. Members of the Executive Committee presently are Daniel J. Hirschfeld, Dennis H. Nelson, Thomas B. Heacock, and Kari G. Smith.

Audit Committee. The Audit Committee meets with the Company's Chief Financial Officer, internal auditors, and independent accountants to review the scope of auditing procedures, policies relating to internal controls, and the Company's public financial statements. The Board has determined that the Company has at least one Audit Committee member that meets the requirements of a financial expert. For fiscal 2024, Michael E. Huss fulfilled the Audit Committee financial expert role and was independent with respect to the Company and its management. Mr. Huss currently serves as Chair of the Audit Committee.

Compensation Committee. The Compensation Committee is responsible for establishing the Company’s philosophy, policies, and strategies relating to executive compensation and for evaluating the performance of the Company’s Chief Executive Officer. The Compensation Committee also administers the Company’s restricted stock plans and the Company’s incentive plans for management.

Nominating, Governance, and Corporate Social Responsibility Committee. The Nominating, Governance, and Corporate Social Responsibility Committee ("NGCSR Committee") is responsible for researching and recruiting qualified new members for the Company’s Board. In recent years, the Board expanded the NGCSR Committee's scope of responsibilities to include oversight responsibility for environmental, social, and governance issues related to the Company's operations. The NGCSR Committee is also responsible for reviewing the Company’s Corporate Governance Guidelines and recommending to the Board any modifications the Committee deems appropriate. Finally, the NGCSR Committee is charged with overseeing the evaluation and reporting to the Board on the performance and effectiveness of the Board and its committees.

Director Skills and Qualifications

The Board has adopted a deliberate approach to its recruiting efforts to expand the skills, experiences, and diverse backgrounds represented by potential candidates for non-employee Directors. These efforts have been led by the NGCSR Committee, with assistance from Company management and the Board as a whole. The Board and NGCSR Committee expect that these efforts will continue as the Board continually assesses the talents, skills, and experiences needed by potential future candidates to ensure that the Board is able to continue meeting its evolving oversight responsibilities.

The following table provides a summary of the skills and experiences that have been identified as priorities for recruitment, as well as the manner in which each current Director addresses those priorities. As this is a summary, it does not include all of the skills, experiences, and qualifications that each Director possesses or that would be considered for future potential candidates for non-employee Directors.

In considering whether to recommend any candidate for inclusion in the slate of recommended Director nominees, the NGCSR Committee applies the criteria set forth in the Company’s Corporate Governance Guidelines. These criteria include the candidate’s independence, integrity, experience, sound judgment in areas relevant to the Company's business, and willingness to commit sufficient time to the Board, all in the context of an assessment of the perceived needs of the Board at that point in time. The NGCSR Committee seeks nominees with a broad diversity of experiences, professions, skills, and backgrounds. The NGCSR Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Company believes that the backgrounds and qualifications of the Directors, considered as a group, should provide a significant breadth of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities.

The NGCSR Committee will consider nominees for Directors recommended by stockholders of the Company and will evaluate such nominees using the same criteria used to evaluate Director candidates otherwise identified by the Committee. Stockholders wishing to make such recommendations should write to: Nominating, Governance, and Corporate Social Responsibility Committee, c/o Corporate Secretary, The Buckle, Inc., P.O. Box 1480, Kearney, NE 68848. Persons making submissions should include the full name and address of the recommended nominee, a description of the proposed nominee’s qualifications, and other relevant biographical information.

Attendance at Annual Meeting

The Company requires all Directors to use all reasonable efforts to attend the Meeting. The Board holds one of its regularly scheduled quarterly meetings immediately following adjournment of the Meeting. Each Director of the Company participated in the Company's Annual Meeting held in June 2024.

Chief Executive Officer Certification

The NYSE Listing Standards require that the Company’s Chief Executive Officer certify to the NYSE each year that he or she is not aware of any violation by the Company of the NYSE Corporate Governance Listing Standards, qualifying the certification to the extent necessary. The Company’s Chief Executive Officer, Dennis H. Nelson, filed such a certification with the NYSE for fiscal 2024.

Director Compensation

On March 25, 2024, the Board of Directors, upon recommendation by the Compensation Committee, approved an increase to certain elements of the non-employee Directors' compensation. Non-employee Directors' annual cash retainer, for their service as Director, increased to $60,000 (paid quarterly) from $40,000 (paid quarterly). The Board of Directors also approved the following increases to the additional compensation received by each Committee Chair for their service as Committee Chair: the Audit Committee Chair receives $4,000 per quarter (increased from $3,000 per quarter), the Compensation Committee Chair receives $3,000 per quarter (increased from $2,000 per quarter), and the Chair of the NGCSR Committee receives $2,000 per quarter (increased from $1,000 per quarter). These changes to the cash elements of non-employee Director compensation took effect in April 2024.

Directors also receive grants of Non-Vested Stock as part of their Board compensation. At the Company's 2024 Annual Meeting, stockholders approved the 2024 Director Restricted Stock Plan pursuant to which shares of Company stock may be awarded by the Company to non-employee Directors. In February 2025, the Company awarded each non-employee Director serving on the Board of Directors on the first day of the Company's fiscal year an award of 3,000 shares of Non-Vested Stock. The 3,000 shares subject to this award become Vested Shares as follows: (i) 1,000 shares become Vested Shares immediately on the date of the award; (ii) 1,000 shares become Vested Shares on the first anniversary of the date of the award; and (iii) 1,000 shares become Vested Shares on the second anniversary of the date of the award. These awards were consistent with the proposed awards previously described in the Company's proxy statement for the 2024 Annual Meeting of Shareholders. Prior to 2025, annual grants of Company stock to non-employee Directors were 2,250 shares of Non-Vested Stock in accordance with the Company's 2005 Director Restricted Stock Plan. The Board believes that the increased number of shares granted to non-employee Directors of Non-Vested Stock was appropriate and necessary to ensure that non-employee Director compensation remains market aligned while also ensuring non-employee Directors' interests remain aligned with those of stockholders.

In addition to the foregoing, in March 2024 the Board of Directors adopted a Stock Ownership Policy which imposes certain Company stock ownership requirements upon each non-employee Director. Current non-employee Directors are required to own 10,000 shares of Company stock within five (5) years following the first record date after the adoption of the Stock Ownership Policy. The Board of Directors determined the applicable required stock ownership level after considering, amongst other things, peer data, previous awards of Non-Vested Stock, and current equity compensation as part of non-employee Directors' total compensation package.

There are no family relationships among any of the Directors or officers of the Company, except that Thomas B. Heacock, who currently serves as Senior Vice President of Finance, Treasurer, Chief Financial Officer, and a Director of the Company, is the son-in-law of Dennis H. Nelson, President, Chief Executive Officer, and Director.

The following table summarizes the compensation paid to the Company’s non-employee Directors for the fiscal year ended February 1, 2025:

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and NQDC Earnings	All Other Compensation	Total
Name (1)	($) (2)	($) (3)	($)	($)	($)	($)	($)

Hank M. Bounds	60,000	85,455	—	—	—	—	145,455
Bill L. Fairfield	60,000	85,455	—	—	—	—	145,455
Bruce L. Hoberman	60,000	85,455	—	—	—	—	145,455
Michael E. Huss	76,000	85,455	—	—	—	—	161,455
Shruti S. Joshi	60,000	85,455	—	—	—	—	145,455
Angie J. Klein	68,000	85,455	—	—	—	—	153,455
John P. Peetz, III	72,000	85,455	—	—	—	—	157,455
Karen B. Rhoads	60,000	85,455	—	—	—	—	145,455
James E. Shada	60,000	85,455	—	—	—	—	145,455

(1)The Company's Chairman and founder, Daniel J. Hirschfeld, also serves on the Board of Directors. Mr. Hirschfeld, in his role as Chairman of the Board, is an executive officer of the Company and does not receive additional compensation for his Board service.
(2)The amount shown is the amount earned during fiscal 2024 by the Company’s non-employee Directors, including an annual retainer paid in quarterly installments and quarterly fees for the Chair of each committee.
(3)Reflects the aggregate grant date fair value of awards computed in accordance with FASB ASC 718, Compensation-Stock Compensation. The aggregate grant date fair value of shares of Non-Vested Stock granted to non-employee Directors in fiscal 2024 was $769,095. As of February 1, 2025, none of the Company's Directors had any stock options outstanding.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, Directors, and greater than 10% stockholders ("Reporting Persons") to file certain reports ("Section 16 Reports") with respect to beneficial ownership of the Company's equity securities. Based solely on its review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representations by any of them that no Form 5 was required, all Section 16(a) filing requirements applicable to the Company's Reporting Persons during fiscal 2024 have been complied with on a timely basis, except for one late Form 4 filed by Bill L. Fairfield and one late Form 4 filed by Kelli D. Molczyk.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Company is engaged in a highly competitive industry, with fashion, selection, quality, price, location, store environment, and service being the principal competitive factors. In order to compete and succeed, the Company believes that it must be able to attract, motivate, and retain highly qualified executives. The Company emphasizes the promotion of store managers and other management personnel from within. The Company’s compensation philosophy is that each member in a position to make the Company succeed should be rewarded accordingly for success and, as such, the compensation plan is intended to provide a relationship between the compensation earned by executive officers and the creation of value for stockholders. The Company has a team philosophy, reflected by the facts that: (i) employees have always been referred to as “teammates” and (ii) performance objectives upon which performance bonuses for executive officers are based are strategic objectives for Company performance, not individual goals.

Elements of Executive Compensation

For fiscal 2024, the compensation program for all executive officers, including the Company's Chief Executive Officer and Chief Financial Officer, consisted of:

•A competitive base salary;
•An incentive cash bonus, based upon the actual performance of the Company;
•Benefits including a health and welfare plan, 401(k) plan, and supplemental non-qualified deferred compensation plan; and
•Shares of Restricted Stock (previously and hereafter referred to as “Non-Vested Stock” in accordance with terminology used in Generally Accepted Accounting Principles (“GAAP”)).

The first three elements listed above are short-term in nature and designed to attract, motivate, and retain a talented executive team. Non-Vested Stock provides a long-term incentive designed to reward executives for the achievement of sustainable growth in stockholder value. Non-Vested Stock was granted during fiscal 2024 pursuant to the 2023 Employee Restricted Stock Plan, which was previously approved by stockholders.

The Company believes that an appropriate balance of compensation program elements and compensation policies and practices are important to ensure that both shareholder and executive interests remain tightly aligned. The following chart outlines the types of practices utilized by the Company as well as practices that are not a part of the Company's compensation approach. A number of compensation practices have been historically utilized by the Company while some new policies (such as a Clawback Policy and a Stock Ownership Policy) were adopted in fiscal 2023 and fiscal 2024, respectively, to ensure continuing alignment.

Summary of Executive Compensation Policies and Practices

What Buckle Does	What Buckle Doesn't Do

✓Pay for performance	✘No employment contracts
✓Periodically utilize external benchmarks and data to establish market-based compensation	✘No significant additional perks to executive officers
✓Mitigate undue risk in compensation	✘No individual change in control or severance compensation arrangements
✓Stock ownership requirements for executives	✘No stock options
✓Minimum vesting periods for stock awards
✓Consider current compensation practices and structure to make decisions to maintain market alignment
✓Prohibit hedging and short sales of stock
✓Provide for clawback of incentive-based compensation

Base Salaries

Fiscal 2024 salaries for executive officers were set in January 2024 and were increased over salaries paid for fiscal 2023. The amount of actual salary paid in fiscal 2024 for each Named Executive Officer is reported in the Summary Compensation Table included herein. When establishing base salaries, the Compensation Committee considered factors such as the seniority of the individual, the functional role of the position, the level of the individual’s responsibility, the ability to replace the individual, the base salary of the individual in prior years with the Company, and the number and availability of well qualified candidates to assume the individual’s role. Base salary ranges are reviewed and re-established by the Compensation Committee annually.

Incentive Cash Bonuses

The 2024 Management Incentive Plan included the creation of a Bonus Pool as a cash incentive for executives. This Bonus Pool was calculated utilizing Pre-Bonus Net Income as the key performance metric. Dollars were added to the Bonus Pool in two methods: (i) 1.2% of fiscal 2024's Pre-Bonus Net Income was included as a Base Amount; and (ii) if fiscal 2024's Pre-Bonus Net Income exceeded the Company's Target Pre-Bonus Net Income Amount, then a percentage of the amount above the Target would be added to the Base Amount in calculating the total Bonus Pool. More details about the 2024 Management Incentive Plan can be found in the Company's Report on Form 8-K filed with the SEC on February 5, 2024. In addition, the Compensation Committee amended the 2024 Management Incentive Plan during fiscal 2024 to provide the Compensation Committee with the authority to award discretionary bonus awards to such participants, and in such amounts as the Compensation Committee determines in its sole discretion to be in the best interest of the Company, it being understood that incentivizing continuing performance by the participants ensures continuing alignment with the interests of the Company's stockholders. A copy of the First Amendment to 2024 Management Incentive Plan can be found in the Company's Report on Form 8-K file with the SEC on February 3, 2025.

Management of the Company has identified Pre-Bonus Net Income as a key indicator of Company performance, and the Compensation Committee has determined that growth in this metric would likely translate to an increase in the share price of the Company’s stock, thereby aligning management’s focus with that of the Company’s stockholders.

Bonus Pool Awards pursuant to the 2024 Management Incentive Plan were in addition to base salaries. The Bonus Pool, computed in accordance with the 2024 Management Incentive Plan, resulted in a bonus pool of $5,949,543. Amounts of the Bonus Pool allocated to Named Executive Officers are disclosed in the Summary Compensation Table.

Non-Vested Stock

Non-Vested Stock is currently the only long-term component of the Company’s executive compensation program. Beginning with the Company's adoption of what is currently known as the Amended and Restated 2005 Restricted Stock Plan, the Compensation Committee transitioned from the use of stock options and began making grants of Non-Vested Stock. The Compensation Committee believes that the use of Non-Vested Stock brings a greater degree of predictability and stability to the long-term incentive component of the management compensation program and more closely aligns the interests of management with those of stockholders.

The Compensation Committee determines the number of shares of Non-Vested Stock to be granted to the President and Chief Executive Officer. The Compensation Committee also determines the number of shares of Non-Vested Stock to be granted to the other executive officers after consultation with the President and Chief Executive Officer. The objective is to align compensation with long-term stockholder return and create a compensation program that motivates management to focus both on immediate results and on creating sustainable, long-term value for the Company’s stockholders.

For fiscal 2024, the Company granted both performance based and non-performance based shares of Non-Vested Stock. Shares of Non-Vested Stock were granted as of February 4, 2024, pursuant to the 2023 Employee Restricted Stock Plan. The grants of performance based Non-Vested Stock (which constituted the majority of the shares granted) vest only upon achievement of performance objectives and then in increments over a four-year period, commencing on the date the Compensation Committee certifies that the performance objectives were achieved. The grants of non-performance based Non-Vested Stock also vest in increments over four years, with vesting occurring on the last day of each fiscal year. The Compensation Committee believes that a four-year vesting period motivates management to adopt a longer term perspective on Company performance while simultaneously developing a strong retention incentive for executive officers. The Compensation Committee believes the performance objectives further align management’s compensation with long-term stockholder interests.

Performance based shares awarded under the 2023 Employee Restricted Stock Plan include a primary performance feature whereby 50% of the shares granted will vest over four years if the Company achieves the Target (as established by the Compensation Committee) for fiscal 2024 Pre-Bonus Net Income, the next 25% of the shares granted will vest over four years if the Company’s fiscal 2024 Pre-Bonus Net Income increases at least 2.5% over the Target, and the final 25% of the shares granted will vest over four years if the Company’s fiscal 2024 Pre-Bonus Net Income increases at least 5.0% over the Target. Performance based shares also include a secondary performance feature enabling vesting for up to 100% of the shares granted as follows: 25% of the shares granted will vest over four years if the Company’s Net Income from Operations (adjusted to exclude expenses recorded for equity compensation) exceeds 12.0% of Net Sales for the fiscal year, an additional 25% of the shares granted will vest over four years if the Company’s Net Income from Operations (adjusted to exclude expenses recorded for equity compensation) exceeds 14.0% of Net Sales for the fiscal year, an additional 25% of the shares granted will vest over four years if the Company’s Net Income from Operations (adjusted to exclude expenses recorded for equity compensation) exceeds 16.0% of Net Sales for the fiscal year, and the final 25% of the shares granted will vest over four years if the Company's Net Income from Operations (adjusted to excluded expenses recorded for equity compensation) exceeds 20% of Net Sales for the fiscal year. The primary and secondary performance features operate independently and the actual number of shares that vest will be the greater of the two amounts derived from the applicable calculation methods. The Company achieved the three primary performance objectives set for fiscal 2024 (based on Pre-Bonus Net Income) and thus 100% of the shares granted to executive officers and others on February 4, 2024 are eligible for vesting.

Non-performance based shares awarded under the 2023 Employee Restricted Stock Plan are not subject to performance objectives and vest over a period of four years as follows: 20% vesting on the last day of the fiscal year for which the shares are granted and 20% vesting at the following fiscal year-end, followed by 30% vesting at each of the next two fiscal year-ends.

Shares granted to Named Executive Officers, net of forfeitures, for fiscal 2024 are disclosed in the Grants of Plan-Based Awards table included herein.

Stock Options

There were no stock options granted in fiscal 2024 to any executive officer, employee, or Director.

Employment Agreements

The Company has no employment agreements under which any employee, including the executive officers, is entitled to employment for any specific period of time. Each of the Named Executive Officers listed in the Summary Compensation Table receives a salary plus a cash incentive, based on achievements in key performance categories, and Non-Vested Stock. In addition, the Compensation Committee retains the authority to award discretionary bonuses to executive officers.

For fiscal 2024, the base salary for each of the Named Executive Officers was as follows: Dennis H. Nelson - $1,275,000, Thomas B. Heacock - $595,000, Kari G. Smith - $660,000, Brett P. Milkie - $640,000, and Michelle M. Hoffman - $472,000.

Incentive cash bonuses are paid annually in accordance with established management incentive plans for each respective fiscal year. For purposes of computing incentive cash bonuses for the Named Executive Officers identified in the Summary Compensation Table, "Profits" mean Pre-Bonus, Pre-Tax Net Income, which is defined as net income from operations, excluding administrative and store manager percentage bonuses.

Related Party Transactions

The total amount owed to the Company by the Hirschfeld Family Trust (the "Trust") is $1,485,000 ($600,000 principal plus $885,000 of accrued interest). The loans are repayable with interest at the rate of 5% per annum and are represented by promissory notes dated July 27, 1994, July 14, 1995, and July 16, 1996, and are secured pursuant to, and in accordance with, the terms of a collateral assignment dated July 27, 1994, pursuant to which the Trust's then-Trustee assigned and conveyed to the Company, as security for the loan, all of the Trust’s right, title, and interest in a certain life insurance policy owned by the Trust and insuring the life of Daniel J. Hirschfeld. The 1996 loan completed the planned periodic premium payments due on the insurance policy, requiring no additional loans.

Dennis H. Nelson, President, Chief Executive Officer, and Director, is related to the following employees of the Company: son-in-law, Thomas B. Heacock, Senior Vice President of Finance, Treasurer, Chief Financial Officer, and Director, and daughter, Carissa N. Crocker, Vice President of Men's Merchandising. For fiscal 2024, these two individuals received aggregate cash compensation from the Company in the amount of $2,011,250.

Other Compensation

The Compensation Committee does not believe that perquisites and other compensation and benefits should play a major role in the overall executive compensation program. Consistent with the benefits offered to all other eligible Teammates, the Company provides Named Executive Officers with: (i) the choice of various health care plans, (ii) a matching contribution to the Company’s 401(k) plan, up to the 401(k) plan's maximum, and (iii) company paid life insurance with a $50,000 policy value. The Company does not provide any special or supplemental benefits or special retirement benefits to Named Executive Officers except that Named Executive Officers may elect to participate in a more restricted (i.e. participation is limited to the Company’s President and Chief Executive Officer and other officers) non-qualified deferred compensation plan which includes Company matching contributions. The Compensation Committee views these deferral plans more as an individual retirement planning option for the participants and not as a long-term compensation program. The amount of Company matching contributions for each Named Executive Officer is reported in a footnote to the Summary Compensation Table.

In fiscal 2024, the Company provided limited personal use of the Company’s airplane to the President and Chief Executive Officer and also to the Chief Financial Officer. The amount of this benefit is reported as a footnote to the Summary Compensation Table.

Potential Payments Upon Change in Control

The Restricted Stock Agreements pursuant to which Non-Vested Stock is granted under the Company’s Amended and Restated 2005 Restricted Stock Plan and the 2023 Employee Restricted Stock Plan, respectively, contain provisions providing for the immediate vesting of all non-vested shares, for which performance objectives, if applicable, have been achieved and certified, upon the occurrence of a Change in Control or in the event employment with the Company is terminated by the Company for other than Good Cause or if the employee terminates his or her employment for Good Reason.

Generally a Change in Control is deemed to occur upon:

•Any acquisition (other than by an employee benefit plan sponsored or maintained by the Company, or by Daniel J. Hirschfeld, or any member of his family) of 25% or more of the then outstanding voting securities of the Company, or 25% or more of the total value of all equity securities, if, at the time of such acquisition, Daniel J. Hirschfeld, members of his family, and his affiliates own less than 50% of the outstanding voting securities of the Company or less than 50% of the total value of all equity securities of the Company;
•If individuals who, as of the effective date of the plans, constitute the Board, and subsequently elected members of the Board whose election is approved or recommended by at least a majority of the current members or their successors, cease for any reason to constitute at least a majority of the Board; or
•Approval by the stockholders of the Company of a merger, reorganization, or consolidation with respect to which the individuals and entities who were the respective beneficial owners of the Common Stock of the Company immediately before the merger, reorganization, or consolidation, do not, after such merger, reorganization, or consolidation, beneficially own, directly or indirectly, more than 50% of respectively, the then outstanding Common Stock and the combined voting power other than outstanding voting securities entitled to vote generally in the election of Directors of the Company resulting from such merger, reorganization, or consolidation, or approval by the stockholders of a liquidation or dissolution of the Company, or the sale or other disposition of all or substantially all of the assets of the Company.

Generally, pursuant to the Restricted Stock Agreements, “Good Cause” includes:

•Dishonesty, intentional breach of fiduciary obligation, or intentional wrongdoing or malfeasance;
•Conviction of a criminal violation involving fraud or dishonesty; or
•Material breach of the terms of any agreement between the employee and the Company.

Generally, pursuant to the Restricted Stock Agreements, “Good Reason” is deemed to exist when there is a:

•Significant reduction in the scope of the employee’s authority;
•Reduction in the employee's rate of base pay;
•The Company changes the principal location in which employee is required to perform services; or
•The Company terminates or amends any incentive plan or retirement plan that, when considered in the aggregate with any substitute plan or plans, the incentive plans and retirement plans fail to provide the employee with the level of benefits equivalent to at least 90% of the value of the level of benefits provided in the aggregate by the plans existing at the date of the Change in Control.

If a Change in Control were to take place as of February 1, 2025, or if the executive officers were to be terminated without Good Cause or resigned for Good Reason at such date, the estimated benefits that would be provided to Named Executive Officers are as follows:

Name	Maximum Value of Accelerated Vesting of Stock Options ($)	Maximum Value of Accelerated Vesting of Non-Vested Shares ($)	Total ($)

Dennis H. Nelson	—	10,759,860	10,759,860
Thomas B. Heacock	—	1,641,593	1,641,593
Kari G. Smith	—	1,764,427	1,764,427
Brett P. Milkie	—	1,641,593	1,641,593
Michelle M. Hoffman	—	1,247,382	1,247,382

Insider Trading Policy

The Company maintains an Insider Trading Policy that is applicable to the Company’s Directors, officers, and other employees. Under this Policy, the Company has implemented processes that management believes are reasonably designed to promote compliance with insider trading laws, rules, and regulations, including NYSE Listing Standards, in connection with the purchase, sale, or other dispositions of the Company’s securities or the securities of other companies with which the Company does business. In June 2023, the Company's Board of Directors, upon recommendation by the Compensation Committee, adopted certain enhancements to the Company's Insider Trading Policy. These enhancements incorporated additional requirements for timely notification and pre-clearance related to certain trading activity and 10b-5(1) plan creation and entry, as well as restrictions on certain types of trading activity including short-swing trades and hedging of Company stock. In addition, the Company's Insider Trading Policy also imposes broad disclosure obligations upon Named Executive Officers and other Company executives and employees to ensure that planned trading activity is timely disclosed to the appropriate parties and, to the extent applicable, appropriate reports are filed with the SEC upon trade execution. A copy of the Company's Insider Trading Policy was filed as an Exhibit to the Company's Form 10-K filed with the SEC on April 2, 2025.

Clawback Policy

In November 2023, the Company's Board of Directors, upon recommendation by the Compensation Committee, adopted a Clawback Policy which provides the Company with the ability to recover certain cash and equity compensation erroneously paid to Named Executive Officers and other executive officers in the event of a future restatement of earnings. The Compensation Committee believes that adopting such a policy is an important step to ensuring that shareholder interests remain aligned with those of executives, particularly in the event of a future restatement of financial results, should one occur. A copy of the Company's Clawback Policy was filed as an Exhibit to the Company's Form 10-K filed with the SEC on April 3, 2024.

Stock Ownership Policy

The Compensation Committee intends that annual grants of Non-Vested Stock will create ongoing alignment between the interests of executive officers and stockholders, in addition to creating an appropriate focus on driving long-term value for the Company and its stockholders. To further align shareholder interests with those of executive officers, including Named Executive Officers, the Company's Board of Directors, upon recommendation by the Compensation Committee, adopted formal stock ownership guidelines which apply to both executive officers and non-employee Directors ("Stock Ownership Policy") in March 2024. The Compensation Committee believes this policy's adoption is a prudent and necessary step to ensure that executive officers maintain minimum stock ownership in the Company's stock for alignment with shareholder interests while also ensuring that the officers have Company stock available to satisfy the recovery feature of the Company's Clawback Policy at a future date should a future restatement of Company earnings occur.

Each of the Company's current executive officers, including Named Executive Officers, is expected to satisfy the respective ownership guideline within five (5) years following the first record date after the adoption of the Stock Ownership Policy. Similarly, the Company's current non-employee Directors are also expected to satisfy the respective ownership guideline within five (5) years following the first record date after the adoption of the Stock Ownership Policy. For any executive officer or non-employee Director appointed or elected after the adoption of the Stock Ownership Policy, compliance is expected within five (5) years following the first record date after the individual's initial appointment or election, as applicable. The chart below indicates the current level of stock ownership required by each respective Named Executive Officer based on the Stock Ownership Policy's definition for stock ownership, which excludes certain shares of Company stock.

Named Executive Officer	Minimum Stock Ownership (in shares)	Current Stock Ownership (in shares)
		(1) (2)

Dennis H. Nelson	150,000	1,849,612
Thomas B. Heacock	35,000	458,216
Kari G. Smith	35,000	170,354
Brett P. Milkie	35,000	95,570
Michelle M. Hoffman	35,000	76,773

(1)    Current stock ownership calculated based on shares of Company stock owned directly by such Named Executive Officer through his/her 401(k) retirement savings account, by such Named Executive Officer's spouse, by any minor children residing in the same household as such Named Executive Officer, and any trust which owns Company shares and the Named Executive Officer has retained beneficial ownership of all assets held in such trust, including the shares, are treated as shares owned by such Named Executive Officer for purposes of the current stock ownership calculation shown above. Unvested shares are specifically excluded from the calculation of current stock ownership.
(2)    Ownership calculated for demonstration purposes only to represent Named Executive Officer's current holdings and progress towards compliance with the Company's Stock Ownership Policy. Named Executive Officers have five (5) years following the first record date after adoption of the Stock Ownership Policy to come into compliance with the applicable holding requirement.

The Board of Directors determined the applicable ownership levels after considering, amongst other things, peer data, previous Non-Vested Stock awards, current equity compensation as part of the applicable executive’s total compensation package, and each executive’s role and contributions to the Company.

Similar considerations, including competitive peer data, were reviewed to determine the stock ownership level ultimately adopted for non-employee Directors. Non-employee Directors are required to own 10,000 shares of Company stock within five (5) years following the first record date after the adoption of the Stock Ownership Policy.

Executive Compensation for Fiscal 2025

For fiscal 2025, the compensation program for all executive officers will include all of the elements described above for fiscal 2024. Additional information regarding the compensation program for fiscal 2025 was included in the Company’s Form 8-K filed with the SEC on February 3, 2025, except as such information applied to Michelle M. Hoffman, who became a Named Executive Officer during the current fiscal year. Ms. Hoffman’s base salary for fiscal 2025 is $494,000 and on February 2, 2025 she received Non-Vested Stock grants of 12,000 performance based shares and 2,000 non-performance based shares, the terms and conditions of which are more fully described in the Company’s Form 8-K as previously referenced.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management of the Company the “Compensation Discussion and Analysis” which appears in this proxy statement and is required by Item 402(b) of SEC Regulation S-K.

Based upon such review and discussions, we recommended to the Board that such Compensation Discussion and Analysis be included in this proxy statement.

John P. Peetz, III, Chair	Hank M. Bounds	Bill L. Fairfield	Bruce L. Hoberman

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table summarizes the total compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer, Chief Financial Officer, and each of the three next most highly compensated executive officers of the Company (collectively, "Named Executive Officers" as previously referenced in this proxy statement) for the fiscal year ended February 1, 2025:

SUMMARY COMPENSATION TABLE

Name and		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- qualified Deferred Compensation Earnings	All Other Compensation	Total
Principal Position	Year	($)	($)	($) (1)	($)	($)	($)	($) (2)	($)

Dennis H. Nelson	2024	1,275,000	2,775,000	4,557,600	—	—	—	210,353	8,817,953
President	2023	1,200,000	3,103,131	5,202,000	—	—	—	320,268	9,825,399
and CEO	2022	1,175,000	5,131,647	4,382,400	—	—	—	308,593	10,997,640

Thomas B. Heacock	2024	595,000	656,250	698,832	—	—	—	84,747	2,034,829
Senior Vice President	2023	555,000	733,849	797,640	—	—	—	95,159	2,181,648
of Finance and CFO	2022	520,000	1,213,565	671,968	—	—	—	95,553	2,501,086

Kari G. Smith	2024	660,000	712,500	752,004	—	—	—	49,471	2,173,975
Executive Vice President	2023	627,000	796,750	858,330	—	—	—	62,180	2,344,260
of Stores	2022	590,000	1,317,585	723,096	—	—	—	66,364	2,697,045

Brett P. Milkie	2024	640,000	656,250	698,832	—	—	—	47,317	2,042,399
Senior Vice President	2023	595,000	733,849	797,640	—	—	—	58,636	2,185,125
of Leasing	2022	560,000	1,213,565	671,968	—	—	—	62,303	2,507,836

Michelle M. Hoffman	2024	472,000	543,750	531,720	—	—	—	39,463	1,586,933
Senior Vice President
of Sales

(1)Reflects the grant date fair value of performance based shares for which the performance objectives were achieved, plus the grant date fair value of non-performance based shares. Such value is computed in accordance with FASB ASC 718, Compensation-Stock Compensation, see Note J in the Notes to Financial Statements included in the Company’s Annual Report on Form 10-K filed with the SEC on April 2, 2025. For fiscal 2024, the Company achieved the three primary performance goals, resulting in the eligibility for vesting of 100% of the shares of performance based Non-Vested Stock granted for fiscal 2024. For the non-performance based Non-Vested Stock, all shares are eligible for vesting.
(2)Fiscal 2024 amounts include the Company's matching contribution into the 401(k) profit sharing plan for the plan year ended December 31, 2024, net of match forfeitures resulting from Actual Contribution Percentage testing. The Company matched 50% of the employees' deferrals not exceeding 6% of gross earnings and subject to dollar limits per Internal Revenue Code regulations. These amounts also include the Company’s matching contribution into The Buckle, Inc. Non-Qualified Deferred Compensation Plan, covering the Company's officers, including the Named Executive Officers, for the plan year ended December 31, 2024. The Company matched 45% of each Named Executive Officer’s deferrals, except for the President and Chief Executive Officer whose match was 60% of deferrals, not exceeding 6% of gross earnings. For fiscal 2024, Other Compensation for Dennis H. Nelson and Thomas B. Heacock includes $42,683 and $38,629, respectively, of value added to earnings for personal usage of the Company’s airplanes.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth, as to the Company's Named Executive Officers, information concerning Non-Vested Stock granted during the fiscal year ended February 1, 2025:

		Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or	All Other Option Awards; Number of Securities Underlying	Exercise or Base Price of Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#)	(#)	($/SH)

Dennis H. Nelson	2/4/2024	—	—	—	—	—	—	120,000	—	N/A
Thomas B. Heacock	2/4/2024	—	—	—	—	—	—	18,400	—	N/A
Kari G. Smith	2/4/2024	—	—	—	—	—	—	19,800	—	N/A
Brett P. Milkie	2/4/2024	—	—	—	—	—	—	18,400	—	N/A
Michelle M. Hoffman	2/4/2024	—	—	—	—	—	—	14,000	—	N/A

For fiscal 2024, the Company achieved the three primary performance goals, resulting in the eligibility for vesting for 100% of the shares of performance based Non-Vested Stock granted for fiscal 2024, according to the terms of the 2023 Employee Restricted Stock Plan. Additionally, all grants of non-performance based Non-Vested Stock are eligible for vesting, according to the terms of the 2023 Employee Restricted Stock Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth outstanding stock option awards classified as exercisable or unexercisable for each of the Company’s Named Executive Officers as of February 1, 2025, and the number of shares of Non-Vested Stock that have not vested as of February 1, 2025, and the market value of those shares as of that date:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)

Dennis H. Nelson	—	—	—	N/A	N/A	226,000	10,759,860	—	—
Thomas B. Heacock	—	—	—	N/A	N/A	34,480	1,641,593	—	—
Kari G. Smith	—	—	—	N/A	N/A	37,060	1,764,427	—	—
Brett P. Milkie	—	—	—	N/A	N/A	34,480	1,641,593	—	—
Michelle M. Hoffman	—	—	—	N/A	N/A	26,200	1,247,382	—	—

There have been no stock options granted to executive officers since fiscal 2004, and, as of February 1, 2025, all stock options granted to the Named Executive Officers were vested and fully exercised, resulting in no reported exercisable or unexercisable options in the above table. The shares of performance based Non-Vested Stock vest over a four year period with 20% vesting upon certification of achievement of performance objectives and 20% vesting at the end of the next fiscal year thereafter, followed by 30% vesting at each of the next two fiscal year-ends. For fiscal 2024, the Company achieved the three primary performance objectives, resulting in the eligibility for vesting for 100% of the shares of performance based Non-Vested Stock granted for fiscal 2024, according to the terms of the 2023 Employee Restricted Stock Plan. The shares of non-performance based Non-Vested Stock vest over a four year period with 20% vesting on the last day of the fiscal year for which the shares are granted and 20% vesting at the following fiscal year-end, followed by 30% vesting at each of the next two fiscal year-ends, according to the terms of the 2023 Employee Restricted Stock Plan.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth stock options exercised and Non-Vested Stock acquired on vesting, for each of the Company’s Named Executive Officers, during the fiscal year ended February 1, 2025, and the value realized upon exercise and vesting of the options and shares, respectively:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)

Dennis H. Nelson	—	—	120,000	5,502,880
Thomas B. Heacock	—	—	18,400	845,432
Kari G. Smith	—	—	19,800	910,174
Brett P. Milkie	—	—	18,400	845,432
Michelle M. Hoffman	—	—	14,000	643,596

NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth earnings, distributions, and balances for each of the Named Executive Officers under the Company’s Non-Qualified Deferred Compensation Plan for the fiscal year ended February 1, 2025:

	Executive Contributions Last FY	Registrant Contributions Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	($) (1)	($) (1) (2)	($) (3)	($)	($)

Dennis H. Nelson	262,545	157,319	399,264	—	9,090,706
Thomas B. Heacock	79,669	35,768	216,825	—	1,379,587
Kari G. Smith	87,089	39,121	594,717	—	4,151,626
Brett P. Milkie	164,714	36,967	587,527	—	5,805,877
Michelle M. Hoffman	129,615	29,113	129,889	—	1,269,071

(1)Amounts have been reported as compensation in the Summary Compensation Table set forth in this proxy statement.
(2)Consists of amounts earned for the plan year ended December 31, 2024, but not credited to the respective Named Executive Officer's account until paid in fiscal 2025.
(3)Amounts not included in the Summary Compensation Table, as they do not represent above-market or preferential earnings on compensation.

CEO PAY RATIO

The Company is required to disclose the ratio of the total annual compensation of the Company’s President and Chief Executive Officer to the total annual compensation of the Company’s “median employee." The Company identified its “median employee” using fiscal 2024 earnings for all teammates, excluding the President and Chief Executive Officer, who were employed by the Company as of December 31, 2024. After identifying the “median employee” based on fiscal 2024 earnings, the Company calculated the total annual compensation for that “median employee” using the same methodology that was applied for the Company’s Named Executive Officers, as set forth in the Summary Compensation Table above. The Company’s total number of teammates varies seasonally, with the majority being part-time teammates and more than 90% working in the Company’s retail stores. The Company’s “median employee” works for the Company in a retail store on a part-time basis.

The total annual compensation for fiscal 2024 for the President and Chief Executive Officer was $8,817,953, and for the Company’s “median employee” was $7,838. The resulting ratio of the Company’s President and Chief Executive Officer’s pay to the pay of the Company’s “median employee” for fiscal 2024 is 1,124.96 to 1.0.

PAY VERSUS PERFORMANCE

Pay Versus Performance Table

As required by Item 402(v) of Regulation S-K, the Company is providing the following information about the relationship between executive "Compensation Actually Paid" ("CAP"), as defined by SEC rules, and certain financial performance measures of the Company. For further information about how the Company seeks to align executive compensation with the Company’s performance, see “Compensation Discussion and Analysis” above. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by our Principal Executive Officer ("PEO") and our other Named Executive Officers ("Non-PEO NEOs"), including with respect to Non-Vested Stock.

In determining the CAP to our PEO and our Non-PEO NEOs, various adjustments to the total compensation amounts that have been reported in the Summary Compensation Table ("SCT") are needed because the SEC’s valuation methods for this section differ from those required in the SCT. Details regarding the adjustment amounts that were deducted from, and added to, the SCT totals to arrive at the values presented for CAP, are provided in the footnotes to the table. Compensation for the Non-PEO NEOs is reported as an average.

					Value of Initial Fixed $100 Investment Based On:
Fiscal Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income (in thousands)	Pre-Bonus Net Income (in thousands)
(1)	($)	($) (2)	($)	($) (3)	($) (4)	($) (4) (5)	($)	($) (6)

2024	8,817,953	13,203,213	1,959,534	2,604,520	330	203	195,468	285,264
2023	9,825,399	9,186,319	2,155,931	2,060,804	242	176	219,919	318,607
2022	10,997,640	14,683,800	2,480,327	3,030,439	250	168	254,626	384,410
2021	11,994,209	12,689,404	2,738,951	2,851,334	191	189	254,820	393,625
2020	5,655,228	8,064,518	1,403,904	1,806,625	176	207	130,139	196,525

(1)    During 2024, Dennis H. Nelson was the Company's President and CEO (PEO), and the remaining Non-PEO NEOs were Thomas B. Heacock, Kari G. Smith, Brett P. Milkie, and Michelle M. Hoffman. During 2023 and 2022, Dennis H. Nelson was the Company’s President and CEO (PEO), and the remaining Non-PEO NEOs were Thomas B. Heacock, Kari G. Smith, Brett P. Milkie, and Kelli D. Molczyk. During 2021 and 2020, Dennis H. Nelson was the Company’s President and CEO (PEO), and the remaining Non-PEO NEOs were Thomas B. Heacock, Kari G. Smith, Brett P. Milkie, and Robert M. Carlberg.

(2)    In accordance with the requirements of Item 402(v), the adjustments in the table below were made to our PEO's total compensation for each year to determine the compensation actually paid:

	PEO
	Fiscal 2024	Fiscal 2023	Fiscal 2022	Fiscal 2021	Fiscal 2020
	($)	($)	($)	($)	($)

Total Compensation as reported in the Summary Compensation Table	8,817,953	9,825,399	10,997,640	11,994,209	5,655,228
(Deduct): Fair value of equity compensation granted during the covered fiscal year as reported in the Summary Compensation Table	(4,557,600)	(5,202,000)	(4,382,400)	(4,718,400)	(2,929,200)
Add: Fair value at year end of equity compensation granted in the covered fiscal year that was outstanding and unvested at the covered fiscal year end	5,617,980	4,481,640	5,115,300	4,309,360	4,639,760
Add or (Deduct): The change in fair value of any awards granted in prior years that were outstanding and unvested as of the end of the covered fiscal year	1,040,040	(579,960)	737,640	(256,200)	872,235
Add: Fair value as of the vesting date of awards granted and vested during the covered fiscal year	95,220	75,960	86,700	73,040	78,640
Add or (Deduct): For awards granted in prior years for which all applicable vesting conditions were satisfied at the end of or during the covered fiscal year, the change in the fair value from the end of the prior fiscal year to the vesting date	926,020	(694,820)	560,145	(148,460)	654,505
Deduct: For awards granted in prior years that failed to meet the applicable vesting conditions during the covered fiscal year (i.e., were forfeited), the amount equal to the fair value at the end of the prior fiscal year	—	—	—	—	(1,342,550)
Add: Dollar value of any dividends or other earnings paid during the covered fiscal year prior to the vesting date that are not otherwise included in total compensation for the covered fiscal year	1,263,600	1,280,100	1,568,775	1,435,855	435,900
Compensation Actually Paid to PEO	13,203,213	9,186,319	14,683,800	12,689,404	8,064,518

(3)     In accordance with the requirements of Item 402(v), the adjustments in the table below were made to the Non-PEO NEOs’ total compensation for each year to determine the compensation actually paid:

	Non-PEO Named Executive Officer Averages
	Fiscal 2024	Fiscal 2023	Fiscal 2022	Fiscal 2021	Fiscal 2020
	($)	($)	($)	($)	($)

Total Compensation as reported in the Summary Compensation Table	1,959,534	2,155,931	2,480,327	2,738,951	1,403,904
(Deduct): Fair value of equity compensation granted during the covered fiscal year as reported in the Summary Compensation Table	(670,347)	(786,803)	(662,838)	(737,250)	(457,688)
Add: Fair value at year end of equity compensation granted in the covered fiscal year that was outstanding and unvested at the covered fiscal year end	817,464	671,107	765,994	666,490	717,590
Add or (Deduct): The change in fair value of any awards granted in prior years that were outstanding and unvested as of the end of the covered fiscal year	152,973	(87,719)	110,544	(40,005)	135,867
Add: Fair value as of the vesting date of awards granted and vested during the covered fiscal year	22,853	18,230	20,808	18,260	19,660
Add or (Deduct): For awards granted in prior years for which all applicable vesting conditions were satisfied at the end of or during the covered fiscal year, the change in the fair value from the end of the prior fiscal year to the vesting date	136,189	(102,839)	82,675	(23,383)	104,998
Deduct: For awards granted in prior years that failed to meet the applicable vesting conditions during the covered fiscal year (i.e., were forfeited), the amount equal to the fair value at the end of the prior fiscal year	—	—	—	—	(186,126)
Add: Dollar value of any dividends or other earnings paid during the covered fiscal year prior to the vesting date that are not otherwise included in total compensation for the covered fiscal year	185,854	192,897	232,929	228,271	68,420
Compensation Actually Paid to Non-PEO NEOs	2,604,520	2,060,804	3,030,439	2,851,334	1,806,625

(4)    Cumulative total shareholder return (“TSR”) is calculated assuming a fixed investment of $100, including the reinvestment of dividends (as applicable), measured from the market close on January 31, 2020 (the last trading day prior to fiscal 2020) through and including the end of the fiscal year for each year reported in the table.

(5)    The peer group used for this purpose is the following published industry index: S&P Retail Select Industry Index.

(6)    The Company-selected measure is Pre-Bonus Net Income, which is a non-GAAP financial metric. Pre-Bonus Net Income is defined as the Company’s Net Income from Operations after the deduction of all expenses, excluding: (i) administrative and store manager percentage bonuses; (ii) book accruals for all Non-Vested Stock compensation expense; and (iii) income taxes. In addition, Pre-Bonus Net Income excludes the full effect of any unusual, non-recurring or infrequent item of expense, including, but not limited to, an impairment charge, a restructuring charge, a change to GAAP, a regulatory change, a fine, a judgment, or related litigation costs, if any such unusual, non-recurring, and infrequent item exceeds $1 million.

Financial Performance Measures

The financial measures used by the Company to link Compensation Actually Paid (as defined by SEC rules) to the Company’s Named Executive Officers for the most recently completed fiscal year to the Company’s performance are:

•Pre-Bonus Net Income;
•Increase in Pre-Bonus Net Income; and
•Adjusted Net Income from Operations as a Percentage of Net Sales.

The following graphs depict the relationship between CAP for the Company’s PEO, and the average CAP for the Company’s Non-PEO NEOs, as calculated and presented above; and the Company’s TSR, Net Income, and Pre-Bonus Net Income. The last graph depicts the relationship between the Company's TSR and the TSR of the Peer Group.

Relationship Between Compensation Actually Paid and Cumulative Company TSR

Relationship Between Compensation Actually Paid and Company Net Income

Relationship Between Compensation Actually Paid and Pre-Bonus Net Income

Relationship Between five year cumulative TSR and five year cumulative TSR of Peer Group

Proposal 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For the years ended February 1, 2025 and February 3, 2024, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates. Subject to stockholder ratification, the Audit Committee has re-appointed the firm of Deloitte & Touche LLP, an independent registered public accounting firm, as independent registered public accountants to audit the financial statements of the Company for the fiscal year ended January 31, 2026. Deloitte & Touche LLP has served as the independent auditors of the Company since December 1990.

Aggregate fees billed to the Company for services rendered were $560,624 and $525,500 for the years ended February 1, 2025 and February 3, 2024, respectively, and were composed of the following:

Audit Fees
The aggregate fees and expenses billed for the audit of the Company’s annual financial statements for the fiscal years ended February 1, 2025 and February 3, 2024, for services related to the audit of the Company’s internal control over financial reporting, and for the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for the fiscal years were $510,480 and $487,000, respectively.

Audit-Related Fees
The aggregate fees billed for audit-related services for the fiscal years ended February 1, 2025 and February 3, 2024 were $50,144 and $28,500, respectively. These fees relate to the audit of the Company’s 401(k) Plan for the plan years ended December 31, 2023 and 2022, as well as services provided in connection with certain other SEC filings for fiscal 2024 and fiscal 2023.

All Other Fees
The aggregate fees for services not included above were $0 for the fiscal year ended February 1, 2025 and $10,000 for the fiscal year ended February 3, 2024.

One or more representatives of Deloitte & Touche LLP are expected to attend the Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Approval of this proposal requires a favorable vote of the holders of a majority of the votes cast by all holders of the outstanding shares of Common Stock voting together as a single class at the Meeting. Abstentions and broker-non votes will not be counted as votes cast in determining the number of votes required for approval.

WITH RESPECT TO PROPOSAL 2, THE BOARD OF DIRECTORS RECOMMENDS THE STOCKHOLDERS VOTE FOR RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of five members of the Board, each of whom is independent of the Company and its management, as defined by the NYSE Listing Standards.

The Company’s Board has adopted a charter for the Audit Committee that specifies the scope of the Audit Committee’s responsibilities and how it carries out those responsibilities. A copy of the Audit Committee Charter is available free of charge on the Company’s website, www.buckle.com, or upon written request to: Corporate Secretary, The Buckle, Inc., P.O. Box 1480, Kearney, NE 68848.

The Audit Committee has reviewed and discussed the Company’s February 1, 2025, audited financial statements with management and with Deloitte & Touche LLP, the Company’s independent registered public accounting firm. The Audit Committee also has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards Vol. 1 AU Section 380, Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200-T.

The Audit Committee also has received from Deloitte & Touche LLP the written disclosures and the letter required by the PCAOB Ethics and Independence Rule 3526 (communicating with Audit Committees concerning independence) and has discussed with Deloitte & Touche LLP its independence from the Company. The Audit Committee also has considered whether the provision of non-audit services to the Company is compatible with the independence of Deloitte & Touche LLP.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board that the February 1, 2025, audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended February 1, 2025, filed with the SEC.

This report was submitted by the Audit Committee of the Board, which is comprised of:

Michael E. Huss, Chair	Hank M. Bounds	Bill L. Fairfield	Shruti S. Joshi	James E. Shada

OTHER MATTERS

The Board knows of no other matters to be brought before this Meeting. However, if other matters should come before the Meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his judgment on such matters, discretionary authority to so do being included in each proxy.

PROPOSALS FOR 2026 ANNUAL MEETING

Although the date for the Annual Stockholders' Meeting to be held in 2026 has not been set, the rules adopted by the Securities and Exchange Commission require that this statement disclose the date by which stockholders’ proposals must be received by the Company in order to be included in next year's proxy statement. According to those rules, a stockholder's proposal should be received by the Company at its office in Kearney, Nebraska, on or before December 24, 2025.

To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the Annual Stockholders’ Meeting to be held in 2026 must provide notice that sets forth the information required by SEC Rule 14a-19 no later than April 3, 2026. However, if the date of the 2026 Annual Stockholders’ Meeting is changed by more than 30 calendar days from the first anniversary of the 2025 Meeting, the notice must be provided by the later of 60 calendar days prior to the date of the 2026 Annual Stockholders’ Meeting or the tenth calendar day following the day on which public announcement of the date of the 2026 Annual Stockholders’ Meeting is first made.

By Order of the Board of Directors,
Brady M. Fritz, Secretary

April 23, 2025

Buckle

THE BUCKLE, INC.
2407 WEST 24TH ST.
KEARNEY, NE 68845
ATTN: THOMAS HEACOCK

SCAN TO
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DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) Daniel J. Hirschfeld
02) Dennis H. Nelson
03) Thomas B. Heacock
04) Kari G. Smith
05) Hank M. Bounds
06) Bill L. Fairfield
07) Bruce L. Hoberman
08) Michael E. Huss
09) Shruti S. Joshi
10) Angie J. Klein
11) John P. Peetz, III
12) Karen B. Rhoads
13) James E. Shada

The Board of Directors recommends you vote FOR proposal 2:

NOTE: Such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com

THE BUCKLE, INC.
2407 West 24th Street, Kearney, Nebraska 68845
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Daniel J. Hirschfeld and Dennis H. Nelson, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them, or either of them, to represent and to vote, as designated on the reverse side, all the shares of common stock of The Buckle, Inc. held of record by the undersigned on March 28, 2025, at the Annual Meeting of the Stockholders to be held on June 2, 2025, or any adjournment thereof. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED IN THE PROXY STATEMENT AND FOR PROPOSAL 2.

Continued and to be signed on reverse side